EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Partners LP Announces First Quarter 2016 Earnings

•	Quarterly MLP distributable cash flow of $9.5 million

•	Increased quarterly cash distribution by 2.86% to $0.3168 per unit, announced on April 27, 2016
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $12.1 million, or $0.45 per limited partner unit, for the three months ended March 31, 2016, an increase of $3.6 million compared to first quarter 2015 net income attributable to the Partnership of $8.5 million, or $0.31 per limited partner unit. For the three months ended March 31, 2016, MLP distributable cash flow was $9.5 million, an increase of $0.5 million compared to first quarter 2015 MLP distributable cash flow of $9.0 million. The increases in net income attributable to the Partnership and MLP distributable cash flow compared to the first quarter 2015 are primarily due to higher operating rates and the purchase of an additional 2.7% interest in Westlake Chemical OpCo LP ("OpCo") by the Partnership on April 1, 2015.
The Partnership's first quarter 2016 net income of $12.1 million, or $0.45 per limited partner unit, increased by $1.3 million from the fourth quarter 2015 net income of $10.8 million, or $0.40 per limited partner unit. First quarter 2016 MLP distributable cash flow of $9.5 million decreased by $0.6 million compared to fourth quarter 2015 MLP distributable cash flow of $10.1 million, largely due to increased maintenance capital expenditures at OpCo's Petro 1 facility in Lake Charles, Louisiana.
On April 27, 2016, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the first quarter of 2016 of $0.3168 per unit, and two thousand dollars to holders of incentive distribution rights ("IDR"), to be payable on May 24, 2016 to unit and IDR holders of record on May 10, 2016. The MLP distributable cash flow provided coverage of 1.11x the declared distributions with respect to the first quarter of 2016. The first quarter 2016 distribution increased 12.0% compared to the first quarter 2015 distribution and 2.86% compared to the fourth quarter 2015 distribution.
OpCo's sales agreement with Westlake Chemical Corporation is designed to provide for stable and predictable cash flows. The sales agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical Corporation for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with OpCo's performance for the first quarter of 2016 and look forward to the completion of the expansion projects at our ethylene facilities. Our 250 million pound expansion at the Petro 1 facility in Lake Charles, Louisiana is underway and scheduled for completion early in the third quarter this year. The Calvert City, Kentucky expansion planned for the first half of next year, along with other initiatives, is expected to increase our ethylene capacity by 100 million pounds. We believe these projects will allow us to continue on our path of increasing our distributions at a low double-digit growth rate for the next few years," said Albert Chao, President and Chief Executive Officer.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding growth of distributions and timing and results of expansion projects, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of electricity; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; unanticipated ground, grade or water conditions; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; late delivery of raw materials; difficulty collecting receivables; inability of our customers to take delivery; changes in the price and availability of transportation; fires, explosions or other accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in March 2016, and the risk factors in our other filings with the SEC.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release includes the term MLP distributable cash flow, which is a non-GAAP financial measure, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation and amortization, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Chemical Corporation's noncontrolling interest in Westlake Chemical OpCo LP. Because MLP distributable cash flow may be defined differently by other companies in our industry, our definition of MLP distributable cash flow may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2016 results will be held Tuesday, May 3, 2016 at 12:00 p.m. Eastern Time (11:00 a.m. Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 90231034.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, May 10, 2016. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 90231034.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/t4vne8tg and the earnings release can be obtained via the Partnership web page at: http://westlakepartners.investorroom.com/news-events

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2016	2015

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$231,260	$208,913
Net co-product, ethylene and other sales—third parties	21,344	49,478
Total net sales	252,604	258,391
Cost of sales	142,190	162,164
Gross profit	110,414	96,227
Selling, general and administrative expenses	6,097	6,000
Income from operations	104,317	90,227
Other income (expense)
Interest expense	(1,231)	(1,376)
Other income, net	84	5
Income before income taxes	103,170	88,856
Provision for income taxes	399	467
Net income	102,771	88,389
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	90,687	79,889
Net income attributable to Westlake Partners	$12,084	$8,500

Net income attributable to Westlake Partners per limited partners unit (basic and diluted)
Common units	$0.45	$0.31
Subordinated units	$0.45	$0.31

Distributions declared per unit	$0.3168	$0.2829

MLP distributable cash flow	$9,517	$8,961

Distribution declared
Limited partner units—public	$4,099	$3,660
Limited partner units—Westlake	4,474	3,995
Incentive distribution rights	2	—
Total distribution declared	$8,575	$7,655

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$178,676	$169,559
Accounts receivable—Westlake	56,043	39,655
Accounts receivable, net—third parties	6,066	11,927
Inventories	2,590	3,879
Prepaid expenses and other current assets	157	267
Total current assets	243,532	225,287
Property, plant and equipment, net	1,096,354	1,020,469
Other assets, net	44,191	44,593
Total assets	$1,384,077	$1,290,349

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$73,338	$57,694
Long-term debt payable to Westlake	443,525	384,006
Other liabilities	1,991	1,482
Total liabilities	518,854	443,182
Common unitholders—public	296,357	294,565
Common unitholder—Westlake	4,701	4,502
Subordinated unitholder—Westlake	41,543	39,786
General partner—Westlake	(242,570)	(242,572)
Accumulated other comprehensive (loss) income	(451)	280
Total Westlake Partners partners' capital	99,580	96,561
Noncontrolling interest in OpCo	765,643	750,606
Total equity	865,223	847,167
Total liabilities and equity	$1,384,077	$1,290,349

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$102,771	$88,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,396	19,803
Other balance sheet changes	(10,592)	5,043
Net cash provided by operating activities	112,575	113,235
Cash flows from investing activities
Additions to property, plant and equipment	(79,091)	(39,540)
Proceeds from disposition of assets	98	—
Net cash used for investing activities	(78,993)	(39,540)
Cash flows from financing activities
Proceeds from debt payable to Westlake	59,519	30,191
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(75,650)	(85,277)
Quarterly distributions to unitholders	(8,334)	(7,441)
Net cash used for financing activities	(24,465)	(62,527)
Net increase in cash and cash equivalents	9,117	11,168
Cash and cash equivalents at beginning of the period	169,559	133,750
Cash and cash equivalents at end of the period	$178,676	$144,918

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2015	2016	2015

	(In thousands of dollars)
MLP distributable cash flow	$10,059	$9,517	$8,961
Add:
Distributable cash flow attributable to noncontrolling interest in OpCo	75,650	73,916	83,824
Maintenance capital expenditures	18,989	33,610	8,286
Contribution to turnaround reserves	7,050	6,124	7,121
Less:
Depreciation and amortization	(20,573)	(20,396)	(19,803)
Net income	91,175	102,771	88,389
Changes in operating assets and liabilities and other	30,261	9,625	24,792
Deferred income taxes	(97)	179	54
Net cash provided by operating activities	$121,339	$112,575	$113,235

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